PARTICIPATION AGREEMENT

This Participation Agreement (the "Agreement") is made and entered into as of July 22, 2009, (the "Effective Date"), between 7921 Energy LLC, ("7921"), with offices in Carrollton, Texas, along with its successors, designee's or assigns and KY USA Energy Inc ("KUSA").. with offices in London, Kentucky. 7921 and KUSA may sometimes be referred to collectively as "Participants," and/or individually as a "Participant".

KUSA is the owner and developer, of certain contract rights to and interests in certain oil and gas leasehold estate and/or locations and associated working interest in Todd, Muhlenberg and Christian Counties, Kentucky as described in Exhibit "A" to this Agreement; and KUSA agrees to enter into a participation agreement with 7921 and its investor groups and or partners which will have the right to participate in drilling and developing with KUSA of up to 40 wells on the acreage identified in Exhibit A under the terms and conditions set forth below.

7921 desires to acquire an undivided interest in selected locations, in the manner provided for in this Agreement, and desires to enter into this Agreement for the purposes of joining KUSA in the development, drilling and completion of New Albany Shale gas wells along with any other identifiable producing formations down to a maximum depth of 3400 feet in depth; and

Further KUSA and 7921 agree they may enter in additional discussions with respect to each of there companies, strategies, other business opportunities or relationships that they may want to explore or share with each other.

For valuable consideration, and the covenants, conditions, and agreements set out in this Agreement, 7921 and KUSA agree as follows:

I.
Definitions

Whenever used in this Agreement, the following terms shall mean:

Gross Working Interest: Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% for which Participants shall be charged and / or pay their share of drilling, completing and operating expenses. The Participants interest shall be 50% for purposes of this Agreement

Leases: Shall mean the oil, gas and mineral lease or leases and related dedicated acreage associated with the Wells.

Net Revenue Interest: Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 75% on which Participant shall receive income attributable to Participant's Working Interest, for proceeds from the sale of oil and/or gas from wells. A Participant's Net Revenue Interest shall be net of its proportionate part of all royalty, overriding royalty, and other interests burdening the Leases and as provided for in this Participation Agreement.

Operating Agreement: Shall mean the form of Operating Agreement which will be executed at a date in the future between the Participant and KUSA along with the accompanying accounting procedures and exhibits.

Operator: Shall mean KUSA. KUSA shall also have full responsibility to drill, complete and operate the wells

Participant: Shall mean each and every Party to this Participation Agreement other than 7921.

Production Unit: As to each of the Wells, shall mean the minimum number of acres surrounding each Well to be of a size and configuration so as to be in compliance with all spacing rules and orders, if any, of regulatory authority applicable to the Wells.

7921 : Shall mean 7921 Energy LLC its officers, managers and employees as well as, its designees, successors, assigns, investor groups or partners

Wells: Shall mean the ten (10) wells to be drilled and completed, under Phase 1, under the terms of this Agreement on the dedicated acreage and Leases, as described on Exhibit "A" attached hereto

Working Interest: Participant's ownership interest in the Wells and the dedicated acreage related to such Wells

II.
Consideration

With execution of this Agreement, 7921 shall make available to KUSA the total sum of $1,675,000 (USD) and cause to be issued certain common restricted shares of a unrelated soon to be formed public company as provided for within this Agreement, which shall represent 7921's share to acquire their interest in the location and acreage in each of the 10 Wells to be drilled and completed in Phase 1 of this Agreement The execution of this Agreement shall entitle the Participant to earn an undivided 50% Working Interest ~~and~~ 75% Net Revenue Interest in each well and location. OF MIG

7921 shall have the first right of refusal to participate in the development, drilling and completion of up to an additional 30 wells within the same geographic area with KUSA.

7921 shall pay a Bonus fee equal to $50,000 plus 25,000 common restricted shares upon the formation of a soon to be formed public company to KUSA on or before August 10, 2010. These funds and securities are in addition to the obligation of 7921 to pay the drilling and completion costs of $1,675,000. The $1,675,000 shall be available in full in accordance with Section VII below, to KUSA on or before September 30, 2009. 7921 shall disburse funds to KUSA for each well as set forth in Section VII of this Agreement. 7921 shall be permitted to make incremental payments on a per well basis prior to September 30, 2009, provided that KUSA is prepared to commence work on drilling and completing the wells. Further 7921 shall cause to be delivered to KUSA an additional 50,000 shares of restricted common stock on a soon to be formed public company on or before September 30, 2009 along with notice that all funds are available to commence work. In the event 7921 fails to have the full amount of $1,675,000 available by September 30, 2009, then 7921 shall cause to be delivered not the 50,000 shares but 100,000 common restricted shares and for KUSA agreeing to extend the time to make the final payment of an additional 30 days, KUSA shall receive an additional 100,000 common restricted shares or a total of 200,000 restricted common shares.

As individual wells funds are available from 7921, KUSA shall have the sole right to elect to commence and schedule work on the drilling and development of those wells, prior to the September 30, 2009.

In the event 7921 fails to pay the full amount of $1,675,000 then the amount paid shall be allocated on a full well basis at the rate of $167,500 per well to acquire as many 50% Working Interests in each of the 10 wells as mathematically possible . Any remaining amounts after such allocations are made shall then be applied with 7921's interest proportionately reduced in the remaining well based on the original 50% interest 7921 was to acquire in each well.

KUSA shall use its best efforts to drill, complete and put into production as efficiently as is feasible, each of the wells subject to weather, permitting, availability of materials, availability of work crews and KUSA's existing schedule at the time the work is to be scheduled. 7921 acknowledges that the actual work schedule may vary once work commences.

IV.
Assignments

Within thirty (30) days following the completion work on a well KUSA will deliver to 7921 a recorded Assignment to the Participant for each well and the dedicated acreage related to the same, KUSA shall provide proof of title satisfactory to 7921 on the acreage related to the Assignment. Such Assignment is to be delivered subject to the terms of this Agreement, the Operating Agreement and the royalty burdens existing on the Leases. The Assignment will include each of the Leases as to the lands comprising the Production Unit, if any, surrounding each of the Wells drilled and completed in which Participant is entitled to an Assignment.

Unless notified in advance of the selection and approval of a location by 7921, each Assignment by KUSA shall grant to 7921 all rights to any oil and gas or related hydrocarbons found in a particular wellbore and on the related acreage to that location. Any depth, formation or hydrocarbon limitations shall be fully disclosed to 7921

KUSA represents that at the time of the execution of this Agreement that there exists no threatened or adverse claim of any sort, environmental issues or warnings, or tax liens against any of the locations against the acreage or locations that 7921 would be drilling and developing with KUSA under the terms and conditions of this Agreement.

V.
Reports to Participants

Periodically, while the Wells are being drilled, completed, tested and produced, KUSA shall furnish to 7921 a written report summarizing activities and results relating to the Well or Wells in which 7921 is participating. Each report shall contain sufficient information to apprise 7921 of the current activities and status on each well. Once the wells are put into production, KUSA will provide production and well information, every week for the first three months, then every two weeks for the next 2 months. After that, KUSA shall provide monthly reports to 7921. The management of KUSA will make itself available to answer interim questions from 7921 via email or telephone calls related to the wells and there production.

VI.
Operating Agreement

All portions of Leases and the interests assigned to Participant shall be subject to this Agreement and the Operating Agreement, Exhibit B, related to the 10 wells. In the event of any conflict between the terms of the Operating Agreement and the terms of this Agreement, the terms of this Agreement shall control as between 7921 and KUSA. Further 7921 agrees that any issues that may arise surrounding the Operator and a landowner are to be dealt with exclusively by KUSA. KUSA shall have the authority to resolve any of those issues. The terms of the Operating Agreement shall govern all subsequent activities on the Lease as they relate to the interests assigned to or to be owned by Participant.

VII.
7921's Payment of Drilling and Completion Funds

KUSA will submit a written request for funds to drill, complete and produce on a well by well basis 21 days prior to when it proposes to commence work or at such times as mutually agreed to by the Participants. With such request, KUSA shall supply the proposed well name, permit number and a survey and description of the location of the well to 7921. 7921 then shall submit such funds to KUSA by electronic bank transfer, KUSA will present to 7921 a written statement, within sixty (60) days of a well going online, that all bills have been paid in full related to each individual Well. KUSA shall indemnify and hold harmless 7921 from any 3rd Party claim for payment of services or materials related to the wells or any claims or actions asserted or made by any royalty owners or from any governmental or regulatory agency related to the wells and/or leases. In the event of a disputed invoice

JE AG

or an invoice has not been presented to KUSA , then KUSA will retain the amount in the segregated account until such matter is resolved and advise 7921 accordingly.

7921 shall have the right to inspect the books and records of KUSA as they relate just to this Agreement as well as any 3rd Party contracts or correspondence that would relate to the drilling, completion or the marketing or sale of the oil and/or gas produced from the wells and acreage related to this Agreement, Such inspection shall be done at the offices of KUSA during normal business hours with 7 days prior notice.

VIII.
Additional Drilling and Development

7921 shall have the option and first right of refusal to participate in the drilling and completion of up to 30 additional wells on the acreage held by KUSA. KUSA shall offer 7921 the right to participate in increments of 10 wells. 7921 shall give written notice of how many wells it would like to participate in prior to February 15, 2010 for calendar year 2010 along with an estimate of when they will have funds available to commence the work. KUSA then shall provide to 7921 a map showing the proposed locations, an estimate of well costs, and an estimate of the drilling and completion schedule. KUSA shall deliver this information to 7921 prior to March 30, 2010. 7921 then shall advise KUSA by April 15, 2010 of its intent to proceed or not. If the Participant elects not to proceed and or if they have not advised 7921 of there election prior to March 30, 2010 then KUSA will have no further obligation to 7921 and the option and first right of refusal becomes null and void. In any case the option on the 30 additional wells shall expire on June 30, 2011.

IX.
Drilling and Completion Work to be Performed

KUSA shall identify no less than 20 proposed locations to 7921 and the Participants shall mutually agree which 10 locations to select within the acreage in Muhlenberg, Todd and Christian Counties. KUSA may make additional location recommendations to 7921 as it obtains additional information in the future and by mutual consent of the Participants a location may be substituted. The Participant shall own 50% Working Interest in each of the 10 wells and KUSA shall own the other 50% Working Interest. KUSA shall pay its own share of the costs in drilling and completing each well.

The Participants 50% share for each well shall be $167,500 or a total of $1,675,000 for the 10 wells including all costs for drilling, completing and putting into production the wells as well as the fee for the location. This shall include all the work to drill, complete and connect each well to a depth down through the Dutch Creek or 3400 feet. . All work shall be done on a Turn Key basis by KUSA. The primary target formation shall be the New Albany Shale.

A standard operating agreement shall be executed between 7921 and KUSA as referenced in Exhibit B. All work is to be performed to the customs and practices utilized within the area.

KUSA prior to commencing the drilling and completion work shall outline to 7921 its plan for drilling and completing the well. After logging the well, KUSA shall provide 3 copies of all logs, drilling reports or any gas or oil flow test data to 7921 including a written proposal of how they intend to complete the well.

7921 shall monitor the work and progress of KUSA and will provide support to them as required or requested by KUSA.

KUSA shall provide proof of insurance satisfactory to 7921 and shall name 7921 as an additional insured on the policy.

KUSA agrees to perform all drilling and completion work on the wells in addition to future maintenance work in accordance with good oil field practices and safety.

X.
Relationship of the Parties

Neither this Agreement nor the Operating Agreement is intended to create, nor shall the same be construed as creating a mining partnership, commercial partnership, or any other partnership or joint venture relationship. Rather, it is the intent and purpose of this Agreement to create a relationship which is limited to the exploration, development, and extraction of oil and/or gas for division in kind, or for sale for the account of the Participants to this Agreement, individually, and in which the liability of each of the Participants shall be several and not joint or collective. If, for United States Federal Income Tax purposes, this Agreement and the operations are regarded as a partnership, each Participant hereby affected elects to be excluded from the application from all of the provisions of Sub-Chapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code, and the regulations promulgated there under. 7921 and/or KUSA are authorized and directed to execute on behalf of each Participant, any evidence of this election as may be required.

XI.
Notices

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing or verbally, by mutual consent, provided that written notice shall follow any verbal notice within twenty-four (24) hours, and shall be considered as properly given or made when forwarded to the other party at the address set out on the signature page of this Agreement.

KUSA or 7921 may change its address by giving notice in writing stating the new address to the other party. On the10th day following delivery of the notice, the new address shall be the applicable address for all notices or other communications required or permitted by this Agreement.

XII.
Force Majeure

KUSA shall not be liable to 7921 for delays in performance of its obligations hereunder if, and to the extent that, such failure to perform results from causes beyond KUSA's reasonable control. Force Majeure shall include, but not be limited to, strikes, lockouts or other industrial disturbances, equipment or service provider availability, failure of equipment, for reasons other than neglect, pipeline or gathering system interruptions, civil disturbances, war, fire, climatic conditions, acts of God, acts of public enemy, compliance with any regulations or rule of any duly authorized governmental body or agencies. If KUSA is unable to perform as a result of Force Majeure, KUSA shall notify 7921, in writing, at the beginning and end of such period. Any period of Force Majeure shall extend the time for performance by KUSA by the length of time of the period of Force Majeure.

XIII.
Arbitration

In the event that a dispute arises between 7921 and KUSA, said dispute arising out of, in connection with or as a result of the investment hereby made by 7921 or any and all other matters addressed in this Agreement or the Operating Agreement, Participants and 7921 expressly agree that said dispute shall be resolved through Arbitration rather than litigation, utilizing a single neutral arbitrator. With respect to the arbitration of any dispute, the undersigned hereby acknowledge that:

(a) Arbitration is final and binding upon the parties;

(b) The parties are waiving their right to seek remedies in court, including their right to trial by jury, other than seeking the enforcement of this

arbitration provision or any resulting arbitration award;

(c) Pre-arbitration discovery is generally more limited and different from court proceedings;

(d) The arbitrator's award is not required to include factual findings or legal reasoning and any Party's right to appeal or to seek modification of rulings by the arbitrator is strictly limited.

(c) The Laws of the State of Texas shall apply

The parties hereby agree to submit the dispute to the American Arbitration Association in Dallas, Texas, within 60 days after either party receives a written request from the other party to do so. If the party receiving the notice fails to submit the dispute to arbitration as requested, then the requesting party may commence an arbitration proceeding. The parties further agree that the Federal Arbitration Act shall govern the proceeding and all issues raised by this Agreement to arbitrate. Each party agrees that it shall bear all of its own respective attorney's fees, costs and expenses. Unless otherwise dictated in the award, all amounts payable to the American Arbitration Association, the arbitrator and all other third party costs and expenses incurred in connection the arbitration will be paid one-half (1/2) by 7921 and one-half (1/2) by KUSA.

XV.
Confidentiality and Non Disclosure

The Participants agree and acknowledge that they will be sharing financial plans, strategies, future land acquisition, future acquisitions, certain business relationships and industry information, sensitive geological and engineering data and information along with future opportunities between the Participants that if disclosed to Third Parties could be harmful to the Participants, including the terms and conditions of this Agreement.

The Participants agree that prior to disclosure of any terms or conditions of this agreement or any of the confidential information they have disclosed to each other may be shared with a 3rd Party, they first must have the consent of the other Participant. The only exception shall be is such information is required to be disclosed by a court of competent jurisdiction.

7921 acknowledges that KUSA is a public company and is subject to insider trading rules and guidelines. 7921 agrees to abide by the same rules and guidelines.

XVI.
Miscellaneous

A. This Agreement embodies the entire understanding and agreement between KUSA and 7921 and supersedes any and all prior understandings and agreements, verbal or written, if any, between the Participants regarding the Wells, the Leases and matters that are the subject of this Agreement.

B. The titles to the Sections of this Agreement are used only for convenience purposes only and shall have no affect on the construction or interpretation of any part of this Agreement.

C. The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Texas, without regard to any conflicts of law considerations.

XVII.
Rights Run with the Land and Survival of Representatives

This Agreement shall constitute a real right and covenant running with the Wells and

lands applicable thereto and shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns. Covenants, obligations, representations, and conditions of this Agreement shall survive the close of this transaction and the delivery of Assignments to 7921 by KUSA.

XVIII.
Time is of the Essence

Time is of the essence with respect to all matters governed by the terms of this Agreement and the Operating Agreement.

XIX.
Public Disclosure

The Participants agree that they shall not disclose the terms and conditions of this Agreement nor shall they refer or make public in the form of a press release or in the form of marketing materials, the business relationship of the Participants without the prior consent of the other Participant. Such approval may be granted after the Participant has reviewed and approved the materials or document to be made public. If a Participant is required to make such disclosure by rule of law or in order to abide by a regulatory rule, such disclosure may be made after informing the other Participant and each of the Participants agreeing to the content of the disclosure.

XX.
Effective Date

The effective date of this Agreement shall be effective the date above and the Participants acknowledge they have the authority and required approvals to bind there respective companies to this Agreement by affixing there signatures below.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Agreement as of the specified effective date above.

7921 Energy LLC

By: Andrew Golden
Title: President

Address: 2112 Menton Dr, Carrollton, TX 75006
Phone Number: 972-418-1577
Fax Number: 972-416-9310
E-mail:agolden@7921energy.com

Kentucky USA Energy Inc.

By: Steven D. Eversole
Title: President

Address: 321 Somerset Road #1, London, Kentucky 40741
Phone Number: (606) 878-5987
Fax Number: (606) 877-8553
E-mail: sdeversole@kusaenergy.com

AG

EXHIBIT A
Well Locations

The 10 well locations in Phase 1 which will be located in, Muhlenberg, Todd or Christian County, Kentucky on leaseholds of approximately 3000 acres owned by KUSA

Exhibit B
Operating Agreement